Nucor Reports Results for Second Quarter and First Half of 2011

CHARLOTTE, N.C., July 21, 2011 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $299.8 million, or $0.94 per diluted share, for the second quarter of 2011. By comparison, Nucor reported net earnings of $159.8 million, or $0.50 per diluted share, in the first quarter of 2011 and net earnings of $91.0 million, or $0.29 per diluted share, in the second quarter of 2010. These increases in profits of 88% and 229%, respectively, were achieved despite the rebalancing by our customers of supply chain inventories, the impact on the manufacturing/auto sector of the devastating Japanese earthquake/tsunami and the lost sales, production and shipments from the weather-related power outages and historic river flooding in North America.

In the first half of 2011, Nucor reported consolidated net earnings of $459.6 million, or $1.44 per diluted share, compared with consolidated net earnings of $122.0 million, or $0.38 per diluted share, in the first half of last year.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $32.0 million ($0.06 per diluted share) in the second quarter of 2011, compared with a charge of $31.0 million ($0.06 per diluted share) in the first quarter of 2011 and a charge of $67.0 million ($0.13 per diluted share) in the second quarter of 2010. The LIFO charge in the first half of 2011 was $63.0 million ($0.12 per diluted share), compared with a charge of $91.0 million ($0.18 per diluted share) in the first half of 2010.

Pre-operating and start-up costs of new facilities were $31.4 million in the second quarter of 2011 compared to $27.9 million in the first quarter of 2011 and $43.4 million in the second quarter of 2010. For the six-month period, pre-operating and start-up costs decreased from $93.9 million in 2010 to $59.3 million in 2011. In 2011, these costs related to several projects, primarily the galvanizing line in Decatur, Alabama and the Castrip facility in Blytheville, Arkansas. The decrease in pre-operating and start-up costs was due to the improved performance at the special bar quality ("SBQ") mill in Memphis, Tennessee and the wire rod products mill in Kingman, Arizona.

Nucor's consolidated net sales increased 6% to $5.11 billion in the second quarter of 2011 compared with $4.83 billion in the first quarter of 2011 and increased 22% compared with $4.20 billion in the second quarter of 2010. Average sales price per ton increased 13% from the first quarter of 2011 and increased 21% from the second quarter of 2010. Total tons shipped to outside customers were 5,598,000 tons in the second quarter of 2011, a decrease of 6% from the first quarter of 2011 and an increase of 1% over the second quarter of 2010. Total second quarter steel mill shipments increased 6% over the second quarter of 2010 and were down 6% from the first quarter of 2011. Second quarter downstream steel products shipments to outside customers increased 3% over the second quarter of 2010 and 12% over the first quarter of 2011.

In the first half of 2011, Nucor's consolidated net sales increased 27% to $9.94 billion, compared with $7.85 billion in last year's first half. Average sales price per ton increased 21% while total tons shipped to outside customers increased 5% over the first half of 2010.

The average scrap and scrap substitute cost per ton used in the second quarter of 2011 was $444, an increase of 5% over $424 in the first quarter of 2011 and an increase of 19% over $373 in the second quarter of 2010. The average scrap and scrap substitute cost per ton used in the first half of 2011 was $433, an increase of 26% over $345 in the first half of 2010.

Overall operating rates at our steel mills in the second quarter (71%) were down from the first quarter (80%) and were unchanged from last year's second quarter. Steel mill utilization increased from 72% in the first half of 2010 to 75% in the first half of 2011. Second quarter utilization rates were negatively impacted by downtime caused by weather-related events and resulting power outages.

Total energy costs increased approximately $3 per ton from the first quarter of 2011 primarily due to inefficiencies caused by lower operating rates. Total energy costs increased approximately $3 per ton from the second quarter of 2010 to the second quarter of 2011 and increased $1 per ton from the first half of 2010 to the first half of 2011 mainly as a result of higher energy unit costs.

Construction, primarily infrastructure, has begun on our 2,500,000-ton direct reduced iron ("DRI") facility in Louisiana. The management team is largely in place, and purchase contracts for most of the major equipment have been issued. The majority of the equipment will begin arriving in 2012, and we are on schedule for completion of construction and beginning of start-up in mid-2013.

Our liquidity position remains strong with $2.28 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In June, Nucor's board of directors declared a cash dividend of $0.3625 per share payable on August 11, 2011 to stockholders of record on June 30, 2011. This dividend is Nucor's 153rd consecutive quarterly cash dividend, a record we expect to continue.

As we expected, our profitability significantly improved from the first quarter to the second quarter, as price increases for steel mill products caught up with higher raw material costs. Demand in end markets such as automotive, heavy equipment, energy and general manufacturing continues to incrementally improve, benefiting special bar quality, sheet and plate products. However, new domestic supply in the sheet market and increases in imports of sheet steel have begun to put significant pressure on prices and margins. Unless the supply/demand/pricing dynamics reverse themselves, the sheet market will be the most challenging for the industry in the third quarter. Accordingly, we expect third quarter results to be lower than second quarter, but by how much remains to be seen. Those markets associated with residential and non-residential construction are not robust; however, they are stable and slowly improving. Despite the challenges throughout this downturn, our combined construction-related businesses (steel mills and downstream facilities) have remained strong profit contributors. We will provide quantitative earnings guidance later in the quarter.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2010 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 21, 2011 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 2, 2011	July 3, 2010	Percentage Change	July 2, 2011	July 3, 2010	Percentage Change
Steel mills production	4,667	4,648	-	9,886	9,360	6%
Steel mills total shipments	4,864	4,597	6%	10,064	9,303	8%

Sales tons to outside customers:
Steel mills	4,052	3,922	3%	8,470	7,988	6%
Joist	70	72	-3%	137	131	5%
Deck	79	81	-2%	151	149	1%
Cold finished	129	117	10%	263	228	15%
Fabricated concrete
reinforcing steel	275	266	3%	496	460	8%
Other	993	1,097	-9%	2,059	2,096	-2%
	5,598	5,555	1%	11,576	11,052	5%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$ 5,107,809	$ 4,195,966	$ 9,941,743	$ 7,850,808

Costs, expenses and other:
Cost of products sold	4,441,591	3,887,929	8,837,116	7,329,976
Marketing, administrative and other expenses	147,014	107,770	272,392	200,364
Equity in losses (income) of
unconsolidated affiliates	(1,267)	7,372	2,943	25,749
Interest expense, net	43,184	37,322	85,750	75,110
	4,630,522	4,040,393	9,198,201	7,631,199
Earnings before income taxes and
noncontrolling interests	477,287	155,573	743,542	219,609
Provision for income taxes	155,709	49,355	240,842	72,197
Net earnings	321,578	106,218	502,700	147,412
Earnings attributable to
noncontrolling interests	21,805	15,226	43,086	25,456
Net earnings attributable to
Nucor stockholders	$ 299,773	$ 90,992	$ 459,614	$ 121,956

Net earnings per share:
Basic	$0.94	$0.29	$1.45	$0.38
Diluted	$0.94	$0.29	$1.44	$0.38

Average shares outstanding:
Basic	316,811	315,849	316,702	315,653
Diluted	317,022	316,472	316,948	316,349

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 2, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,189,544	$ 1,325,406
Short-term investments	1,092,684	1,153,623
Accounts receivable, net	1,837,175	1,439,828
Inventories, net	2,222,167	1,557,574
Other current assets	374,925	384,744

Total current assets	6,716,495	5,861,175

Property, plant and equipment, net	3,804,574	3,852,118

Restricted cash	576,557	598,482

Goodwill	1,845,948	1,836,294

Other intangible assets, net	826,789	856,125

Other assets	963,186	917,716

Total assets	$ 14,733,549	$ 13,921,910

LIABILITIES
Current liabilities:
Short-term debt	$ 14,673	$ 13,328
Accounts payable	1,143,536	896,703
Federal income taxes payable	85,396	-
Salaries, wages and related accruals	294,583	207,168
Accrued expenses and other current liabilities	464,497	387,239

Total current liabilities	2,002,685	1,504,438

Long-term debt due after one year	4,280,200	4,280,200

Deferred credits and other liabilities	775,273	806,578

Total liabilities	7,058,158	6,591,216

EQUITY
Nucor stockholders' equity:
Common stock	150,405	150,181
Additional paid-in capital	1,735,300	1,711,518
Retained earnings	7,024,830	6,795,988
Accumulated other comprehensive income (loss),
net of income taxes	60,422	(27,776)
Treasury stock	(1,506,009)	(1,509,841)
Total Nucor stockholders' equity	7,464,948	7,120,070

Noncontrolling interests	210,443	210,624

Total equity	7,675,391	7,330,694

Total liabilities and equity	$ 14,733,549	$ 13,921,910

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	July 2, 2011	July 3, 2010

Operating activities:
Net earnings	$ 502,700	$ 147,412
Adjustments:
Depreciation	256,059	255,262
Amortization	34,680	35,855
Stock-based compensation	31,531	25,246
Deferred income taxes	(22,885)	4,178
Equity in losses of unconsolidated affiliates	2,943	25,749
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(392,950)	(290,542)
Inventories	(661,337)	(628,941)
Accounts payable	245,572	178,286
Federal income taxes	136,985	(19,886)
Salaries, wages and related accruals	90,366	72,791
Other	69,058	(99,169)

Cash provided by (used in) operating activities	292,722	(293,759)

Investing activities:
Capital expenditures	(212,893)	(163,219)
Investment in and advances to affiliates	(49,839)	(402,391)
Repayment of advances to affiliates	-	48,885
Disposition of plant and equipment	18,409	15,522
Acquisitions (net of cash acquired)	-	(63,722)
Purchases of investments	(141,461)	(240,495)
Proceeds from the sale of investments	202,400	125,000
Changes in restricted cash	21,949	-

Cash used in investing activities	(161,435)	(680,420)

Financing activities:
Net change in short-term debt	1,357	852
Repayment of long-term debt	-	(6,000)
Issuance of common stock	3,206	1,777
Excess tax benefits from stock-based compensation	(200)	(2,200)
Distributions to noncontrolling interests	(43,272)	(10,511)
Cash dividends	(230,561)	(228,465)

Cash used in financing activities	(269,470)	(244,547)

Effect of exchange rate changes on cash	2,321	3,249

Decrease in cash and cash equivalents	(135,862)	(1,215,477)

Cash and cash equivalents - beginning of year	1,325,406	2,016,981

Cash and cash equivalents - end of six months	$ 1,189,544	$ 801,504

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208